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

 VK/AC HOLDING, INC. AND SUBSIDIARIES
   Computation of Earnings Per Share
   (In 000's except per share data)


                                                   Three Months Ended March 31,
                                                    1996                 1995
                                           ----------------------  ----------------------
                                           Primary  Fully Diluted  Primary  Fully Diluted
Net Income                                  $15,159     $15,159      $5,868     $5,868
Less Accretion to Redemption Value                0           0      (1,620)    (1,620)
                                            -------     -------     --------   ---------
Net Income Available to Common Stockholders  15,159      15,159       4,248      4,248
                                            -------     -------     --------   ---------
Weighted Average Common Shares                2,434       2,434       2,402      2,402
Effect of Stock Options Calculated According to
   Treasury Stock Method                         93          93         130        130
Preferred Shares Convertible into Common
   Shares                                        33          33          33         33
                                            -------     -------     --------   ---------
Weighted Average Number of Common and
   Common Equivalent Shares Outstanding       2,560       2,560       2,565      2,565
                                            -------     -------     --------   ---------
Earnings Per Share                            $5.92       $5.92       $1.66      $1.66
                                            =======     =======     ========   =========

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